Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the December 31, 2014 consolidated financial statements of Circus and Eldorado Joint Venture, LLC dated March 24, 2015, included in the Registration Statement and related Prospectus of Eldorado Resorts, Inc.

/s/ Ernst & Young LLP

Las Vegas, Nevada

July 10, 2015